GSI Commerce, Inc.

935 First Avenue

King of Prussia, PA 19406

August 7, 2006

PERSONAL AND CONFIDENTIAL

Mr. Robert Blyskal

75 Hedden Road

Andover, NJ 07821

Dear Bob:

You have advised GSI Commerce, Inc. (the "Company") of your desire to retire your employment with the Company. This Retirement and Separation Agreement, the list of your outstanding equity awards attached hereto as Exhibit "A" and the release attached hereto as Exhibit "B" (collectively, the "Agreement") set forth the agreement between the Company and you, relating to the separation of your employment with the Company and any of its parents, subsidiaries or affiliates. Your employment separation will be administered as follows.

1. Separation Date. Your employment with the Company or any of its parents, subsidiaries or affiliates will terminate on October 6, 2006 (the "Separation Date").

2. Separation Benefits. Subject to your compliance with the terms of this Agreement, your execution of and compliance with the applicable provisions of the Employee Agreement (the "Employee Agreement") between the Company and you that you were required to execute pursuant to your Offer Letter, dated April 21, 2004 (the "Offer Letter"), and the Release referenced in Section 5 hereto becoming effective in accordance with its terms, the Company will pay to you or reimburse you for the cost of the following separation benefits: (i) on the eighth (8th) day after the Separation Date, the Company will pay to you a lump sum of $112,500, which is equal to three (3) months of your base salary as of the Separation Date; (ii) at the time the Company pays bonuses to eligible employees under the Company's 2006 Leadership Bonus Plan, the Company will pay to you a lump sum of $84,375, which is equal to 25% of your bonus target for 2006; (iii) the Company will reimburse you for the cost of health care coverage for you and your family at the level provided by the Company to senior executives of the Company for the lesser of twelve (12) months after the Separation Date or until you obtain other health care coverage, provided that such reimbursement will be paid to you in accordance with the Company's normal payroll and benefits practices, subject to standard deductions and withholdings; and (iv) the Company will assume responsibility for the payments due under the lease that you have on your apartment in King of Prussia, PA for the duration of the current lease term, and you will use commercially reasonable efforts to terminate that lease as soon as practicable.

3. Options and Awards. The outstanding stock options and stock awards that you hold as of the date hereof are listed on Exhibit "A" attached hereto. Subject to your compliance with the terms of this Agreement and the applicable provisions of your Employee Agreement, and the Release referenced in Section 5 hereto becoming effective in accordance with its terms:

(a) Effective as of the date of this Agreement, all 39,126 shares of the Company's Common Stock subject to the restricted stock unit awards granted on April 6, 2005 and March 7, 2006 will vest in full; and

(b) Effective on the eighth (8th) day after the Separation Date, (i) the period of time after the Separation Date during which you may exercise the stock option granted on May 24, 2004 (the "May Option") with respect to the 100,000 shares of the Company's Common Stock that are vested as of the Separation Date will be extended to October 6, 2007, and (ii) the period of time after the Separation Date during which you may exercise the stock option granted on April 6, 2005 (the "April Option") with respect to the 85,000 shares of the Company's Common Stock that are vested as of the Separation Date will be extended to October 6, 2007; provided, however, that if such extension of the post-separation exercise periods of such options will cause the Company to record an expense in excess of $100,000, the post-separation exercise periods will be extended with respect to the number of shares subject to such options, as would result in the Company's recording an expense of $100,000, beginning first with the May Option and then with the April Option.

Except as specifically provided in Sections 3(a) and 3(b), all other terms and conditions of your restricted stock awards and stock options will remain unchanged and such awards and options will continue to be governed by the terms and conditions of the applicable option or award agreement and of the Company's 1996 or 2005 Equity Incentive Plan, as the case may be. You also acknowledge and affirm that you will comply with the Company's Insider Trading Policy, to the extent applicable.

4. Employee Agreement. You acknowledge and affirm that the provisions of the Employee Agreement, including specifically, and without limitation, the discoveries, nondisclosure and non-competition provisions of that agreement, will survive the termination of your employment with the Company in accordance with their terms.

5. Release. As a condition of receiving the benefits described in Sections 2 and 3(a) above, you must sign and return to the Company a general release of claims in favor of the Company in the form attached as Exhibit "B" (the "Release") and the Release must have become effective in accordance with its terms. You will not be eligible for and will not receive the benefits described in Sections 2 and 3(b) above if you do not sign the Release and return it to the Company or if the Release does not become effective.

6. No Other Benefits. You acknowledge that, other than as set forth in this Agreement, you will receive no other salary, bonus, options, awards, severance, separation, retirement or other payments or benefits from the Company or any of its parents, subsidiaries or affiliates, including any salary, bonus, options, equity awards, severance or other payments or benefits that you may have been entitled to under your Offer Letter. You also acknowledge that the consideration set forth in Sections 2 and 3 above is satisfactory and adequate in exchange for your promises contained herein and the Release and that the consideration set forth in Sections 2 and 3 above represents benefits to which you are not otherwise entitled under the Offer Letter or the Company's normal policies, practices or employee benefit plans.

7. Further Assistance. You agree to cooperate fully with any reasonable request of the Company to provide information and/or materials to the Company or any parent, subsidiary or affiliate of the Company or to otherwise assist any of them in matters relating to the performance of your former duties.

8. Confidentiality. You agree not to disclose the terms or provisions of this Agreement to anyone other than your attorneys, financial advisors and immediate family members, unless you are required by law to make a disclosure of such terms or provisions; provided that any person to whom such information is disclosed as permitted by this Section 8 will be informed of and bound by this confidentiality provision, unless they are required by law to make a disclosure of such terms or provisions. Each party agrees not to make any statement, whether oral or written, which in any way disparages the other party.

9. Entire Agreement. This Agreement, the applicable provisions of the Employee Agreement and any written stock option and restricted stock unit agreement(s) (under the terms of the Company's 1996 or 2005 Equity Incentive Plan) existing between the Company and you at the time of your employment separation form the complete and exclusive statement of terms between you and the Company with regard to this subject matter, supersede any other agreements or promises made to you by anyone, whether oral or written, on this subject, and cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.

10. EMPLOYEE ACKNOWLEDGEMENT. YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT, UNDERSTAND IT AND ARE VOLUNTARILY ENTERING INTO IT. YOU UNDERSTAND AND AGREE THAT THIS AGREEMENT CONTAINS A GENERAL RELEASE OF CLAIMS RELATING TO YOUR EMPLOYMENT AND THE TERMINATION OF THAT EMPLOYMENT AGAINST ALL RELEASED PARTIES.

11. Applicable Law. This Agreement will be governed by and construed in accordance with the substantive laws (and not the choice of laws rules) of the Commonwealth of Pennsylvania applicable to contracts made and to be performed entirely therein. Each of the parties irrevocably consents to service of process by certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance herewith. Each of the parties irrevocably consents to the jurisdiction of the state courts in Montgomery County, Pennsylvania and the federal courts in the Eastern District of Pennsylvania in any and all actions between the parties arising hereunder.

12. Legal Fees. In connection with the enforcement of any right or remedy, or the obtaining of any benefit, under this Agreement, the non-prevailing party shall pay all reasonable legal fees and expenses of the prevailing party.

Please indicate your agreement with the foregoing by signing this Agreement where indicated below.

Sincerely,

GSI Commerce, Inc.

By: /s/ James Flanagan

Name: James Flanagan

Title: SVP Human Resources

Intending to be legally bound, and in consideration of the mutual agreements contained in this Agreement, the undersigned hereby agrees to the terms of this Agreement.

Date: August 7, 2006

/s/ Robert Blyskal

Robert Blyskal